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Moto Photo, Inc.and Subsidiaries
Exhibit 11 - Computation of Per Share Earnings

                                                       Three        Three
                                                      Months        Months
                                                       Ended        Ended
                                                     31-Mar-96    31-Mar-95
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
PRIMARY
   Average  shares outstanding                        7,785,973    7,388,334
   Net effect of dilutive common stock
equivalents --
      based on the treasury stock method using
      average market price                                  (A)          (B)

   TOTAL                                              7,785,973    7,388,334



NET INCOME  (Loss)                                $   (294,523) $  (392,968)

   Adjustment to Income Applicable to Common                         673,219
   Less preferred stock dividend requirements          (72,830)     (87,824)

NET  (LOSS) APPLICABLE TO COMMON STOCK            $   (367,353) $    192,427



PER SHARE AMOUNT                                  $      (0.05) $       0.03



FULLY DILUTED
   Average  shares outstanding                        7,785,973    7,388,334
   Net effect of dilutive common stock
equivalents --
based on the treasury stock method using the
year-end
   market price, if higher than average market              (B)          (B)
price
   Assumed conversion of Series G convertible
   preferred shares                                   8,465,608    5,671,747

TOTAL                                                16,251,581   13,060,081



NET INCOME (LOSS)                                 $   (294,523) $  (392,968)
   Pref Series E.F & G Previously Accreted            1,288,207    1,380,853
Dividends                                                     0      673,219
   Pref $1.20 Previously Accreted Dividends

Fully Diluted Net Income (Loss)                   $     993,684 $  1,661,104



PER SHARE AMOUNT                                  $             $
                                                           0.06         0.13




(A) The effects of conversions of common stock equivalents to common stock are anti-dilutive to the earnings per share calculations.

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